FREIT Announces Second Quarter Fiscal 2022 Results

HACKENSACK, NJ, June 14, 2022 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT”, “we” or the “Company”) reported its operating results for the fiscal quarter and six months ended April 30, 2022. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Six Months Ended
	April 30,		April 30,
	2022	2021	2022	2021

GAAP (Loss) Earnings Per Share - Basic	($0.05)	$0.00	$6.46	$0.08
GAAP (Loss) Earnings Per Share - Diluted	($0.05)	$0.00	$6.40	$0.08
AFFO Per Share - Basic and Diluted	$0.15	$0.31	$0.29	$0.83
Dividends Per Share	$0.10	$0.05	$0.20	$0.10

Total Average Residential Occupancy *	98.5%	96.8%	98.7%	97.1%
Total Average Commercial Occupancy *	66.6%	68.8%	67.7%	69.5%

* Average occupancy rate excludes the Rotunda Property, the Damascus Property and the Westridge Square Property (collectively the "Maryland Properties") from all periods presented as the properties were sold in the six months ended April 30, 2022.

Results for the Quarter

Real estate revenue decreased 48.3% to $6.6 million for the fiscal quarter ended April 30, 2022 as compared to $12.8 million for the prior year’s comparable period. The decrease in revenue was primarily attributable to the following: (a) a decrease of approximately $6.2 million attributed to the Maryland Properties sold; (b) a decrease from the commercial segment of approximately $0.3 million, excluding the Maryland Properties sold, primarily attributed to approximately $0.2 million in rental revenue being deemed uncollectible and classified as a reduction in rental revenue in the fiscal quarter ended April 30, 2022 and a $0.1 million decrease resulting from a decline in the average occupancy rate to 66.6% from 68.8% in the prior year’s comparable period; offset by (c) an increase from the residential segment of approximately $0.3 million, excluding the Icon at the Rotunda Property sold, primarily driven by an increase in base rents across all properties and an increase in the average occupancy rate to 98.5% from 96.8% in the prior year’s comparable period.

Net (loss) income attributable to common equity (“Net (Loss) Income”) was approximately net loss of $0.4 million or ($0.05) per share basic and diluted for the fiscal quarter ended April 30, 2022 as compared to approximately $9,000 or $0.00 per share basic and diluted for the prior year’s comparable period. The increase in Net Loss was primarily driven by the following: (a) a decrease of approximately $1 million (with a consolidated impact to FREIT of approximately $0.8 million) attributed to the Maryland Properties sold; and (b) a net loss on sale of the Maryland Properties in the amount of approximately $1.2 million (with a consolidated impact to FREIT of approximately $0.7 million) in the fiscal quarter ended April 30, 2022; offset by (c) a decrease in general and administrative expenses (“G&A”) of approximately $0.6 million primarily driven by reincorporation expenses in the amount of approximately $0.3 million incurred in the prior year’s comparable period and a decline in legal costs in the amount of approximately $0.3 million attributed to the legal proceeding between FREIT and certain of its affiliates and Sinatra Properties, LLC; (d) a decrease in the reserve for uncollectible rents of approximately $0.3 million (with a consolidated impact to FREIT of approximately $0.2 million), excluding the Maryland Properties sold, primarily due to rental revenue being deemed uncollectible and classified as a reduction in rental revenue in the fiscal quarter ended April 30, 2022; (e) a decline in snow removal costs of approximately $0.3 million (with a consolidated impact to FREIT of approximately $0.2 million), excluding the Maryland Properties sold; (f) a decrease in interest expense of approximately $0.1 million attributed to the refinancing of the loan on the Boulders property resulting in a reduction in the interest rate and principal balance of the loan; and (g) a decrease in loss on investment in tenancy-in-common of approximately $0.1 million. (Refer to “Table of Revenue & Net (Loss) Income Components”)

Results for the Six Months

Real estate revenue decreased 32.5% to $17.3 million for the six months ended April 30, 2022 as compared to $25.6 million for the prior year’s comparable period. The decrease in revenue was primarily attributable to the following: (a) a decrease of approximately $8.5 million attributed to the Maryland Properties sold; (b) a decrease from the commercial segment of approximately $0.4 million, excluding the Maryland Properties sold, primarily attributed to approximately $0.2 million in rental revenue being deemed uncollectible and classified as a reduction in rental revenue for the six months ended April 30, 2022 and a $0.2 million decrease resulting from a decline in the average occupancy rate to 67.7% from 69.5% in the prior year’s comparable period; offset by (c) an increase from the residential segment of approximately $0.6 million, excluding the Icon at the Rotunda Property sold, driven by an increase in base rents across all properties and an increase in the average occupancy rate to 98.7% from 97.1% in the prior year’s comparable period.

Net Income was approximately $45.4 million or $6.46 per share basic and $6.40 per share diluted for the six months ended April 30, 2022 as compared to approximately $0.6 million or $0.08 per share basic and diluted for the prior year’s comparable period. The increase in Net Income was primarily driven by the following: (a) a net gain on sale of the Maryland Properties in the amount of approximately $68.8 million (with a consolidated impact to FREIT of approximately $45.6 million), in the six months ended April 30, 2022; (b) a decrease in G&A of approximately $0.5 million primarily driven by reincorporation expenses in the amount of approximately $0.4 million incurred in the prior year’s comparable period and a decline in legal costs in the amount of approximately $0.2 million attributed to the legal proceeding between FREIT and certain of its affiliates and Sinatra Properties, LLC; (c) a decrease in interest expense of approximately $0.2 million attributed to the refinancing of the loan on the Boulders property in the six months ended April 30, 2022 resulting in a reduction in the interest rate and principal balance of the loan; (d) a decrease in the reserve for uncollectible rents of approximately $0.3 million (with a consolidated impact to FREIT of approximately $0.2 million), excluding the Maryland Properties sold, primarily due to rental revenue being deemed uncollectible and classified as a reduction in rental revenue in the six months ended April 30, 2022; and (e) an increase in revenue of approximately $0.2 million (with a consolidated impact to FREIT of approximately $0.3 million), excluding the Maryland Properties sold; offset by (f) a decrease of approximately $2.4 million (with a consolidated impact to FREIT of approximately $1.7 million) attributed to the Maryland Properties sold. (Refer to “Table of Revenue & Net (Loss) Income Components”)

Table of Revenue & Net (Loss) Income Components

	For the Fiscal Quarter Ended April 30,			For the Six Months Ended April 30,
	2022	2021	Change	2022	2021	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$1,894	$6,056	$(4,162)	$6,205	$12,201	$(5,996)
Residential properties	4,721	6,748	(2,027)	11,059	13,357	(2,298)
Total real estate revenues	6,615	12,804	(6,189)	17,264	25,558	(8,294)

Operating expenses:
Real estate operating expenses	3,280	5,910	(2,630)	8,606	11,201	(2,595)
General and administrative expenses	869	1,470	(601)	2,196	2,730	(534)
Depreciation	714	2,338	(1,624)	2,534	4,633	(2,099)
Total operating expenses	4,863	9,718	(4,855)	13,336	18,564	(5,228)

Operating income	1,752	3,086	(1,334)	3,928	6,994	(3,066)

Financing costs	(1,527)	(3,060)	1,533	(4,455)	(6,192)	1,737

Investment income	38	29	9	64	59	5

Loss on investment in tenancy-in-common	(32)	(118)	86	(156)	(145)	(11)

Net (loss) gain on sale of Maryland properties	(1,232)	—	(1,232)	68,771	—	68,771
Net (loss) income	(1,001)	(63)	(938)	68,152	716	67,436

Net income (loss) attributable to noncontrolling interests in subsidiaries	649	72	577	(22,727)	(149)	(22,578)
Net (loss) income attributable to common equity	$(352)	$9	$(361)	$45,425	$567	$44,858

(Loss) Earnings per share:
Basic	$(0.05)	$0.00	$(0.05)	$6.46	$0.08	$6.38
Diluted	$(0.05)	$0.00	$(0.05)	$6.40	$0.08	$6.32

Weighted average shares outstanding:
Basic	7,038	7,016		7,037	7,012
Diluted	7,038	7,018		7,108	7,012

Dividend

After careful consideration of FREIT’s projected operating results and cash needs, FREIT’s Board of Directors (“Board”) declared a dividend of $0.10 per share in the second quarter of Fiscal 2022 which will be paid on June 15, 2022 to stockholders of record on June 1, 2022. The Board will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt/capital gain sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended April 30,		For the Six Months Ended April 30,
	2022	2021	2022	2021
	(In Thousands of Dollars, Except Per Share Amounts)		(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net (loss) income	$(1,001)	$(63)	$68,152	$716
Depreciation of consolidated properties	714	2,338	2,534	4,633
Amortization of deferred leasing costs	17	122	88	232
Distributions to non-controlling interests	(180)	(510)	(525)	(510)
Net loss (gain) on sale of Maryland properties	1,232	—	(68,771)	—
Adjustment to loss in investment in tenancy-in-common for depreciation	354	352	707	703
FFO	$1,136	$2,239	$2,185	$5,774

Per Share - Basic and Diluted	$0.16	$0.32	$0.31	$0.82

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$1,136	$2,239	$2,185	$5,774
Deferred rents (Straight lining)	51	7	61	213
Capital Improvements - Apartments	(158)	(98)	(206)	(180)
AFFO	$1,029	$2,148	$2,040	$5,807

Per Share - Basic and Diluted	$0.15	$0.31	$0.29	$0.83
Weighted Average Shares Outstanding:
Basic	7,038	7,016	7,037	7,012
Diluted	7,038	7,018	7,108	7,012

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents, and the negative impact of the COVID-19 pandemic. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Stockholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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